As filed with the Securities and Exchange Commission on March 16, 2018

Securities Act File No. 333-216992

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 2

(Check appropriate box or boxes)

BLACKROCK FUNDSSM

(Exact Name of Registrant as Specified in the Charter)

100 Bellevue Parkway

Wilmington, Delaware 19809

(Address of Principal Executive Offices)

Telephone Number: (800) 441-7762

(Area Code and Telephone Number)

John M. Perlowski

President and Chief Executive Officer

55 East 52nd Street, New York, New York 10055

(Name and Address of Agent for Service)

Copies to:

John A. MacKinnon, Esq.	Benjamin Archibald, Esq.
Sidley Austin LLP	BlackRock Advisors, LLC
787 Seventh Avenue	55 East 52nd Street
New York, New York 10019-6018	New York, New York 10055

This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.

Title of securities being registered: shares of beneficial interest, par value $0.001 per share.

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because of reliance on Section 24(f) and Rule 24f-2 under the Investment Company Act of 1940.

This Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-14 (File No. 333-216992) consists of the following:

1.	Facing Sheet.

2.	Part C Information.

3.	Exhibits.

Parts A and B to the N-14 Registration Statement are unchanged from the Combined Prospectus/Proxy Statement filed on September 15, 2017 contained in Post-Effective Amendment No. 1 to the Fund’s N-14 Registration Statement.

This Post-Effective Amendment No. 2 to the N-14 Registration Statement is being filed solely to file a tax opinion of Sidley Austin LLP, counsel for the Registrant, as Exhibit 12(a) to the N-14 Registration Statement. The tax opinion relates to the reorganization of BlackRock Small Cap Growth Fund II, a series of BlackRock Series, Inc., into BlackRock Advantage Small Cap Growth Fund, a series of BlackRock FundsSM.

PART C

OTHER INFORMATION

Item 15. Indemnification

Indemnification of Registrant’s principal underwriter against certain losses is provided for in Section 9 of the Distribution Agreement incorporated herein by reference to Exhibit 5(a) of Post-Effective Amendment No. 679. Indemnification of Registrant’s Custodian, Transfer Agent and Administrators is provided for, respectively, in Section 12 of the Custodian Agreement, Section 12 of the Transfer Agency Agreement and Section 9 of the Administration Agreement incorporated herein by reference to Exhibit 8(k) of Post-Effective Amendment No. 679.

Registrant intends to obtain from a major insurance carrier a trustees’ and officers’ liability policy covering certain types of errors and omissions. In addition, Section 9.3 of the Registrant’s Declaration of Trust incorporated herein by reference to Exhibit 1(a) of Post-Effective Amendment No. 679 provides as follows:

Indemnification of Trustees, Officers, Representatives and Employees. The Trust shall indemnify each of its Trustees against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while as a Trustee or thereafter, by reason of his being or having been such a Trustee except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, provided that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trust shall have received a written opinion from independent legal counsel approved by the Trustees to the effect that if either the matter of willful misfeasance, gross negligence or reckless disregard of duty, or the matter of bad faith had been adjudicated, it would in the opinion of such counsel have been adjudicated in favor of such person. The rights accruing to any person under these provisions shall not exclude any other right to which he may be lawfully entitled, provided that no person may satisfy any right of indemnity or reimbursement hereunder except out of the property of the Trust. The Trustees may make advance payments in connection with the indemnification under this Section 9.3, provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

The Trustee shall indemnify officers, representatives and employees of the Trust to the same extent that Trustees are entitled to indemnification pursuant to this Section 9.3.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Section 9.6 of the Registrant’s Declaration of Trust, incorporated herein by reference to Exhibit 1(a) of Post-Effective Amendment No. 679, also provides for the indemnification of shareholders of the Registrant. Section 9.6 states as follows:

Indemnification of Shareholders. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his being or having been a Shareholder and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets belonging to the classes of Shares with the same alphabetical designation as that of the Shares owned by such Shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. The Trust shall, upon request by the Shareholder, assume the defense of any claim made against any Shareholder for any act or obligations of the Trust and satisfy any judgment thereon from such assets.

Item 16. Exhibits

1	Articles of Incorporation

	(a)	Declaration of Trust of the Registrant dated December 22, 1988 is incorporated herein by reference to Exhibit (1)(a) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A (File No. 33-26305) (the “Registration Statement”) filed on January 27, 1998.

	(b)	Amendment No. 1 to Declaration of Trust dated May 4, 1989 is incorporated herein by reference to Exhibit (1)(b) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998.

	(c)	Amendment No. 2 to the Declaration of Trust dated December 23, 1993 is incorporated herein by reference to Exhibit (1)(c) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998.

	(d)	Amendment No. 3 to the Declaration of Trust dated January 5, 1996 is incorporated herein by reference to Exhibit 1(d) of Post-Effective Amendment No. 23 to Registrant’s Registration Statement filed on October 18, 1996.

	(e)	Amendment No. 4 to the Declaration of Trust dated December 23, 1997 is incorporated herein by reference to Exhibit (1)(e) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998.

2	By-laws

	(a)	Amended and Restated Code of Regulations of the Registrant, effective December 2008 is incorporated by reference to Exhibit 2 of Post-Effective Amendment No. 116 to Registrant’s Registration Statement filed on November 24, 2009.

3	Voting Trust Agreements

	(a)	None.

4	Plan of Reorganization

	(a)	Form of Agreement and Plan of Reorganization is included in Appendix II to the Combined Prospectus/Proxy Statement included in Post-Effective Amendment No. 1 to this Registration Statement.

5	Instruments Defining Rights of Security Holders

	(a)	Sections V, VIII and IX of Registrant’s Declaration of Trust dated December 22, 1988 are incorporated herein by reference to Exhibit (1)(a) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998; Article II of Registrant’s Code of Regulations is incorporated herein by reference to Exhibit 2(a) of Post-Effective Amendment No. 116 to Registrant’s Registration Statement filed on November 24, 2009.

6	Investment Advisory Contracts.

	(a)	Form of Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC relating to non-index funds is incorporated herein by reference to Exhibit 4(a) of Post-Effective Amendment No. 100 to Registrant’s Registration Statement filed on October 13, 2006.

	(b)	Form of Addendum No. 2 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 4(c) of Post-Effective Amendment No. 110 to Registrant’s Registration Statement filed on September 24, 2008.

	(c)	Form of Addendum No. 3 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 4(c) of Post-Effective Amendment No. 134 to Registrant’s Registration Statement filed on May 25, 2010.

	(d)	Form of Addendum No. 4 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 4(d) of Post-Effective Amendment No. 163 to Registrant’s Registration Statement filed on April 29, 2011.

(e)	Form of Addendum No. 6 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 4(e) of Post-Effective Amendment No. 186 to Registrant’s Registration Statement filed on September 29, 2011.

(f)	Form of Addendum No. 7 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 259 to Registrant’s Registration Statement filed on December 21, 2012.

(g)	Form of Addendum No. 8 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 282 to Registrant’s Registration Statement filed on March 13, 2013.

(h)	Form of Addendum No. 9 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

(i)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock International, Ltd. with respect to BlackRock International Dividend Fund (f/k/a BlackRock International Opportunities Portfolio) is incorporated herein by reference to Exhibit 4(e) of Post-Effective Amendment No. 100 to Registrant’s Registration Statement filed on October 13, 2006.

(j)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Global Long/Short Credit Fund and BlackRock Commodity Strategies Fund is incorporated herein by reference to Exhibit 4(h) of Post-Effective Amendment No. 144 to Registrant’s Registration Statement filed on January 28, 2011.

(k)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Total Factor Fund (f/k/a BlackRock Strategic Risk Allocation Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 259 to Registrant’s Registration Statement filed on December 21, 2012.

(l)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Hong Kong) Limited with respect to BlackRock Emerging Markets Dividend Fund (f/k/a BlackRock China Fund) and BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 269 to Registrant’s Registration Statement filed on January 28, 2013.

(m)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Singapore) Limited with respect to BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 269 to Registrant’s Registration Statement filed on January 28, 2013.

(n)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Total Emerging Markets Fund (f/k/a BlackRock Emerging Market Allocation Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

(o)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Asset Management North Asia Limited with respect to BlackRock Total Emerging Markets Fund (f/k/a BlackRock Emerging Market Allocation Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

(p)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Singapore) Limited with respect to BlackRock Total Emerging Markets Fund (f/k/a BlackRock Emerging Market Allocation Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

(q)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Emerging Markets Dividend Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 308 to Registrant’s Registration Statement filed on August 16, 2013.

(r)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and Sub-Advisers with respect to the BlackRock Multi-Manager Alternative Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 380 to Registrant’s Registration Statement filed on July 25, 2014.

(s)	Form of Addendum No. 11 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 412 to Registrant’s Registration Statement filed on December 2, 2014.

(t)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Real Estate Securities Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 450 to Registrant’s Registration Statement filed on April 29, 2015.

(u)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Singapore) Limited with respect to BlackRock Real Estate Securities Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 450 to Registrant’s Registration Statement filed on April 29, 2015.

(v)	Form of Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC with respect to iShares Russell Mid-Cap Index Fund (f/k/a BlackRock Midcap Index Fund), iShares MSCI Developed World Index Fund (f/k/a BlackRock MSCI World Index Fund) and iShares MSCI Asia ex Japan Index Fund (f/k/a BlackRock MSCI Asia ex Japan Index Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 454 to Registrant’s Registration Statement filed on May 13, 2015.

(w)	Appendix A to Form of Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC with respect to iShares Russell Mid-Cap Index Fund (f/k/a BlackRock Midcap Index Fund), iShares MSCI Developed World Index Fund (f/k/a BlackRock MSCI World Index Fund) and iShares MSCI Asia ex Japan Index Fund (f/k/a BlackRock MSCI Asia ex Japan Index Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 465 to Registrant’s Registration Statement filed on June 8, 2015.

(x)	Form of Addendum No. 12 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Alternative Capital Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 455 to Registrant’s Registration Statement filed on May 18, 2015.

(y)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Alternative Capital Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 455 to Registrant’s Registration Statement filed on May 18, 2015.

(z)	Form of Addendum No. 1 with respect to iShares Developed Real Estate Index Fund (f/k/a BlackRock Developed Real Estate Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 473 to Registrant’s Registration Statement filed on August 12, 2015.

(aa)	Form of Addendum No. 2 with respect to iShares Russell Small/Mid-Cap Index Fund (f/k/a BlackRock Small/Mid Cap Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 474 to Registrant’s Registration Statement filed on August 12, 2015.

(bb)	Form of Addendum No. 3 with respect to iShares Total U.S. Stock Market Index Fund (f/k/a BlackRock Total Stock Market Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 475 to Registrant’s Registration Statement filed on August 12, 2015.

(cc)	Form of Addendum No. 13 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Impact U.S. Equity Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 486 to Registrant’s Registration Statement filed on October 5, 2015.

(dd)	Form of Addendum No. 5 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 491 to Registrant’s Registration Statement filed on November 24, 2015.

(ee)	Form of Amendment to Addendum No. 5 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 491 to Registrant’s Registration Statement filed on November 24, 2015.

(ff)	Form of Amended and Restated Addendum No. 10 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 491 to Registrant’s Registration Statement filed on November 24, 2015.

(gg)	Form of Addendum No. 4 with respect to iShares Short-Term TIPS Bond Index Fund (f/k/a BlackRock Short-Term Inflation-Protected Securities Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 537 to Registrant’s Registration Statement filed on February 16, 2016.

(hh)	Form of Addendum No. 14 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Emerging Markets Equity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 545 to Registrant’s Registration Statement filed on February 22, 2016

(ii)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Emerging Markets Equity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 545 to Registrant’s Registration Statement filed on February 22, 2016.

(jj)	Form of Addendum No. 5 with respect to iShares Edge MSCI Multifactor USA Index Fund (f/k/a BlackRock Multifactor USA Index Fund), iShares Edge MSCI Multifactor Intl Index Fund (f/k/a BlackRock Multifactor International Index Fund), iShares Edge MSCI Min Vol USA Index Fund (f/k/a BlackRock Min Vol USA Index Fund) and iShares Edge MSCI Min Vol EAFE Index Fund (f/k/a BlackRock Min Vol EAFE Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 590 to Registrant’s Registration Statement filed on July 12, 2016.

(kk)	Form of Addendum No. 15 to Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC with respect to BlackRock Impact Bond Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 602 to Registrant’s Registration Statement filed on August 23, 2016.

(ll)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Impact Bond Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 602 to Registrant’s Registration Statement filed on August 23, 2016.

(mm)	Form of Amendment to Addendum No. 6 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 620 to Registrant’s Registration Statement, filed on November 22, 2016.

(nn)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Global Long/Short Equity Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 620 to Registrant’s Registration Statement, filed on November 22, 2016.

(oo)	Form of Investment Advisory Agreement between Registrant and BlackRock Fund Advisors with respect to iShares Edge MSCI USA Momentum Factor Index Fund (f/k/a BlackRock USA Momentum Factor Index Fund), iShares Edge MSCI USA Quality Factor Index Fund (f/k/a BlackRock USA Quality Factor Index Fund), iShares Edge MSCI USA Size Factor Index Fund (f/k/a BlackRock USA Size Factor Index Fund) and iShares Edge MSCI USA Value Factor Index Fund (f/k/a BlackRock USA Value Factor Index Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 649 to Registrant’s Registration Statement filed on December 20, 2016.

(pp)	Form of Amendment No. 2 to Addendum No. 5 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 663 to Registrant’s Registration Statement filed on January 27, 2017.

(qq)	Form of Amendment to Addendum No. 9 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 679 to Registrant’s Registration Statement filed on February 28, 2017.

	(rr)	Form of Amendment to Addendum No. 12 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

	(ss)	Form of Amendment to Addendum No. 5 to the Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

	(tt)	Form of Amendment No. 3 to Addendum No. 5 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

	(uu)	Form of Amendment No. 2 to Addendum No. 6 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

	(vv)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Fund Advisors with respect to iShares Developed Real Estate Index Fund, iShares Edge MSCI Min Vol EAFE Index Fund, iShares Edge MSCI Min Vol USA Index Fund, iShares Edge MSCI Multifactor Intl Index Fund, iShares Edge MSCI Multifactor USA Index Fund, iShares MSCI Asia ex Japan Index Fund, iShares MSCI Developed World Index Fund, iShares Russell Mid-Cap Index Fund, iShares Russell Small/Mid-Cap Index Fund, iShares Short-Term TIPS Bond Index Fund and iShares Total U.S. Stock Market Index Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

	(ww)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Asset Management North Asia Limited with respect to BlackRock Emerging Markets Dividend Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

	(xx)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock International Dividend Fund (f/k/a BlackRock International Opportunities Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

	(yy)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock All-Cap Energy & Resources Portfolio is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

	(zz)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Energy & Resources Portfolio is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

	(aaa)	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

	(bbb)	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Asset Management North Asia Limited with respect to BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

7	Underwriting Contracts

	(a)	Form of Distribution Agreement between Registrant and BlackRock Investments, LLC (formerly BlackRock Investments, Inc.) is incorporated herein by reference to Exhibit 5(a) to Post-Effective Amendment No. 111 to Registrant’s Registration Statement filed on January 28, 2009.

	(b)	Exhibit A to Distribution Agreement between Registrant and BlackRock Investments, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 259 to Registrant’s Registration Statement filed on December 21, 2012.

	(c)	Form of Cooperation Agreement among the Registrant, on behalf of All-Cap Energy & Resources Portfolio, BlackRock Advisors, LLC and UBS AG is incorporated herein by reference to Exhibit 5(b) of Post-Effective Amendment No. 116 to Registrant’s Registration Statement filed on November 24, 2009.

8	Bonus or Profit Sharing Contracts

	(a)	None

9	Custodian Agreements

	(a)	Amended and Restated Custodian Agreement dated February 10, 2004 between BlackRock Funds and PFPC Trust Company is incorporated herein by reference to Exhibit 7(a) of Post-Effective Amendment No. 86 to Registrant’s Registration Statement filed on November 3, 2004.

	(b)	Custody Agreement dated October 12, 2011 between BlackRock Funds and The Bank of New York Mellon is incorporated herein by reference to Exhibit 7(b) of Post-Effective Amendment No. 387 to Registrant’s Registration Statement filed on September 29, 2014.

	(c)	Form of Custody Agreement (U.S. Dollar Only) between BlackRock Funds and The Bank of New York Mellon is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 728 to Registrant’s Registration Statement filed on July 28, 2017.

	(d)	Form of Master Global Custody Agreement between BlackRock Funds and JPMorgan Chase Bank, N.A. is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 728 to Registrant’s Registration Statement filed on July 28, 2017.

	(e)	Sub-Custodian Agreement dated April 27, 1992 among the Registrant, PNC Bank, National Association and The Chase Manhattan Bank is incorporated herein by reference to Exhibit (8)(e) of Post-Effective Amendment No. 34 to Registrant’s Registration Statement filed on February 13, 1998.

	(f)	Global Custody Agreement between Barclays Bank PLC and PNC Bank, National Association dated October 28, 1992 is incorporated herein by reference to Exhibit (8)(f) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998.

	(g)	Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Exhibit 7(a) of Post-Effective Amendment No. 110 to Registrant’s Registration Statement filed on September 24, 2008.

	(h)	Custodian Agreement between State Street Bank and Trust Company and PNC Bank, National Association dated June 13, 1983 is incorporated herein by reference to Exhibit (8)(g) of Post-Effective Amendment No. 34 to Registrant’s Registration Statement filed on February 13, 1998.

	(i)	Amendment No. 1 to Custodian Agreement between State Street Bank and Trust Company and PNC Bank, National Association dated November 21, 1989 is incorporated herein by reference to Exhibit (8)(h) of Post-Effective Amendment No. 34 to Registrant’s Registration Statement filed on February 13, 1998.

	(j)	Subcustodial Services Agreement dated October 1, 1996 between PNC Bank, National Association and Citibank, N.A. is incorporated herein by reference to Exhibit 8(j) of Post-Effective Amendment No. 27 to Registrant’s Registration Statement filed on January 28, 1997.

10	Rule 12b-1 and Rule 18f-3 Plans.

	(a)	Form of Distribution and Service Plan for Institutional, Service, Investor A, Investor B, Investor C, Hilliard Lyons, R and BlackRock Shares is incorporated herein by reference to Exhibit 13(a) to Post-Effective Amendment No. 111 to the Registrant’s Registration Statement filed on January 28, 2009.

	(b)	Form of Exhibit A to Distribution and Service Plan is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 259 to Registrant’s Registration Statement filed on December 21, 2012.

	(c)	Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class Distribution System is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

11	Legal Opinion

	(a)	Opinion of Morgan, Lewis & Bockius LLP, as to the legality of the securities being registered, is incorporated herein by reference to an Exhibit of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 of BlackRock FundsSM (File No. 333-216992) filed on May 3, 2017.

12	Legal Opinion

	(a)	Opinion of Sidley Austin LLP, supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Proxy Statement, is filed herewith.

13	Other Material Contracts

	(a)	Form of Administration Agreement dated January 1, 2015 between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 8(a) to Post-Effective Amendment No. 148 to the Registration Statement on Form N-1A of BlackRock Funds II (File No. 333-142592), filed on January 28, 2015.

	(b)	Form of Administration and Accounting Services Agreement dated June 25, 2010 between Registrant and BNY Investment Servicing (US) Inc. (formerly PNC Global Investment Servicing (U.S.) Inc.) is incorporated herein by reference to Exhibit 8(g) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of BlackRock Capital Appreciation Fund, Inc. (File No. 33-47875), filed on January 28, 2013.

	(c)	Form of Administrative Services Agreement dated December 29, 2000 between Registrant and State Street Bank and Trust Company is incorporated herein by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of BlackRock Focus Growth Fund, Inc. (formerly Merrill Lynch Focus Twenty Fund, Inc.) (File No. 333-89775), filed on March 20, 2001.

	(d)	Form of Transfer Agency and Shareholder Services Agreement between Registrant and BNY Mellon Investment Servicing (US) Inc. is incorporated herein by reference to Exhibit 8(a) of Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of BlackRock Series Fund, Inc. (File No. 2-69062), filed on April 18, 2014.

	(e)	Share Acquisition Agreement dated April 29, 1998 by and among Registrant and PNC Bank, National Association and PNC Bank, Delaware, respectively, each as trustee for certain of the common trust funds listed therein is incorporated herein by reference to Exhibit 9(l) of Post-Effective Amendment No. 36 to Registrant’s Registration Statement filed on April 29, 1998.

	(f)	Form of Eighth Amended and Restated Expense Limitation Agreement by and between Registrant, BlackRock Advisors, LLC, BlackRock Fund Advisors and BlackRock Investments, LLC is incorporated herein by reference to Exhibit 8(f) of Post-Effective Amendment No. 736 to Registrant’s Registration Statement filed on September 28, 2017.

	(g)	Form of Amended and Restated Shareholders’ Administrative Services Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 8(g) of Post-Effective Amendment No. 450 to Registrant’s Registration Statement filed on April 29, 2015.

	(h)	Form of Fourth Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties is incorporated herein by reference to Exhibit 8(i) of Post-Effective Amendment No. 255 to the Registration Statement on Form N-1A of BlackRock Funds II (File No. 333-142592), filed on April 20, 2017.

	(i)	Form of Fourth Amended and Restated Securities Lending Agency Agreement between the Registrant and BlackRock Investment Management, LLC is incorporated herein by reference to Exhibit 8(i) of Post-Effective Amendment No. 808 of Registrant’s Registration Statement filed on January 25, 2018.

	(j)	Form of Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock Cayman Emerging Market Allocation Fund, Ltd. is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

	(k)	Form of Investment Advisory Agreement between BlackRock Advisors, LLC and Cayman Multi-Manager Alternatives Fund Ltd. is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 380 to Registrant’s Registration Statement filed on July 25, 2014.

	(l)	Form of Master Fund Services Agreement between Registrant and JPMorgan Chase Bank, N.A. is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 728 to Registrant’s Registration Statement filed on July 28, 2017.

	(m)	Form of Second Amended and Restated Securities Lending Agency Agreement between Master Investment Portfolio and BlackRock Institutional Trust Company, N.A. is incorporated herein by reference to an Exhibit of Amendment No. 67 to the Registration Statement on Form N-1A of Master Investment Portfolio (Registration No. 811-08162) filed on April 29, 2015.

14	Consents

	(a)	Consent of Deloitte & Touche LLP, independent registered public accounting firm, is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of BlackRock FundsSM (File No. 333-216992) filed on September 15, 2017.

15	Omitted Financial Statements

	(a)	None.

16	Power of Attorney.

	(a)	Power of Attorney, dated March 23, 2017, for Susan J. Carter, Collette Chilton, Neil A. Cotty, Rodney D. Johnson, Cynthia A. Montgomery, Joseph P. Platt, Robert C. Robb, Jr., Mark Stalnecker, Claire A. Walton, Frederick W. Winter and John M. Perlowski is incorporated herein by reference to an Exhibit of the Registration Statement on Form N-14 of BlackRock FundsSM (File No. 333-216992) filed on March 29, 2017.

	(b)	Power of Attorney, dated February 22, 2018, for Robert Fairbairn is filed herewith.

17	Additional Exhibits

	(a)	None.

Item 17. Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

EXHIBIT INDEX

Exhibits	Description

12(a)	Opinion of Sidley Austin LLP, supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Proxy Statement.

16(b)	Power of Attorney, dated February 22, 2018, for Robert Fairbairn.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on March 16, 2018.

BLACKROCK FUNDSSM (REGISTRANT)
ON BEHALF OF BLACKROCK ADVANTAGE SMALL CAP GROWTH FUND

By	/s/ JOHN M. PERLOWSKI
John M. Perlowski
President and Chief Executive Officer

As required by the Securities Act of 1933, this Post-Effective Amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. PERLOWSKI	Trustee, President and Chief Executive Officer	March 16, 2018
(John M. Perlowski)	(Principal Executive Officer)

/s/ NEAL J. ANDREWS	Chief Financial Officer (Principal Financial and Accounting Officer)	March 16, 2018
(Neal J. Andrews)

SUSAN J. CARTER*	Trustee
(Susan J. Carter)

COLLETTE CHILTON*	Trustee
(Collette Chilton)

NEIL A. COTTY*	Trustee
(Neil A Cotty)

RODNEY D. JOHNSON*	Trustee
(Rodney D. Johnson)

CYNTHIA A. MONTGOMERY*	Trustee
(Cynthia A. Montgomery)

JOSEPH P. PLATT*	Trustee
(Joseph P. Platt)

ROBERT C. ROBB, JR*	Trustee
(Robert C. Robb, Jr.)

MARK STALNECKER*	Trustee
(Mark Stalnecker)

Trustee
(Kenneth L. Urish)

Signature	Title	Date

CLAIRE A. WALTON*	Trustee
(Claire A. Walton)

FREDERICK W. WINTER*	Trustee
(Frederick W. Winter)

ROBERT FAIRBAIRN*	Trustee
(Robert Fairbairn)

*By:	/s/ BENJAMIN ARCHIBALD	March 16, 2018
(Benjamin Archibald, Attorney-In-Fact)